Exhibit 99.2

CONTACT:
American Community Newspapers or	Brainerd Communicators
Dan Wilson	Nancy Zakhary (Media)
dwilson@acnpapers.com	nancy@braincomm.com
972.628.4082	Corey Kinger (Investors)
kinger@braincomm.com
212.986.6667

AMERICAN COMMUNITY NEWSPAPERS APPOINTS BOB COLE

AS PUBLISHER OF MINNESOTA SUN NEWSPAPERS

Local Newspaper Industry Veteran Moves to ACN

DALLAS, TX – March 11, 2008 – American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today announced the appointment of Bob Cole as the new Publisher of Minnesota Sun Newspapers, effective March 24, 2008. In this position, he will be responsible for overseeing the day-to-day management of Sun Newspapers, the seventh largest community newspaper group in the U.S. with 43 weekly publications and one daily and a combined circulation of 457,000 households. Mr. Cole will be reporting directly to Gene Carr, chairman and chief executive officer of ACN.

“Bob’s extensive track record and 19 years in senior executive positions managing newspaper properties makes him the perfect fit for Minnesota Sun Newspapers,” said Carr. “We have a great opportunity in our Minnesota operations and believe Bob can bring the vision and operational excellence we need in the market.”

Mr. Cole joins ACN from ECM Publishers, which publishes 26 weekly community newspapers and advertising publications along with companion community Web sites, where he served as a member of the senior management team and most recently as Marketing Director. During his 19-year tenure at ECM, Mr. Cole helped grow the company’s revenues across their print and online publications as well as in its commercial printing operations. His day-to-day responsibilities focused on developing short and long term plans and initiatives for the company that included product development for online products, sales and training, and supporting the company’s acquisition processes. He was also called upon to fill interim general management positions in various company locations.

“ACN is a great opportunity for me to put all of my past experiences to work in a role I’ve been looking forward to my entire career,” said Cole. “I’m confident that my ability to navigate through a variety of market cycles in the past and my strong local relationships will bring value to the Minnesota cluster. Gene and his team are an outstanding group of managers and I’m looking forward to joining ACN.”

Outside of ECM, Mr. Cole has been highly involved in the publishing industry. He is currently serving as director and treasurer of Independent Free Papers of America, and was formerly president of the Minnesota Free Papers Association and past director of the Wyoming Newspaper Association.

In addition to his notable professional credentials, Mr. Cole also brings a true sense of community service to ACN, having served as president of Forest Lake Rotary, chairman and director of the Forest Lake Youth Service Bureau and board member of Fairview Lakes Regional Healthcare, as well as maintaining active leadership roles at Hosanna Lutheran Church in Forest Lake.

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 5.1 million and 1.3 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek, “ “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

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